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                                     EXHIBIT 4.1


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                            BUSINESS CONSULTING AGREEMENT


    THIS BUSINESS CONSULTING AGREEMENT (the "Agreement") made as of May 15, 1997 by and between Frank B. McGowan, an individual (the "Consultant"), and Global Telemedia International, Inc., a Florida corporation (the "Company").


                                     WITNESSETH:

    WHEREAS, the Company is desirous of obtaining real estate and financial advice;

    WHEREAS, Consultant is experienced in providing real estate and financial advisory services; and

    WHEREAS, the Company desires to retain Consultant as a business consultant;

    NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, it is agreed as follows:

    1. The Company hereby retains Consultant as a business consultant and Consultant shall provide to the Company, when requested by the Company from time to time, during normal hours, business consultation services concerning, but not limited to, the evaluation and structure of financings; real estate negotiations; and long term financial planning. Notwithstanding the foregoing, Consultant shall be under no obligation to provide services hereunder more frequently than Forty (40) hours during each month during the term hereof.

    2. This Agreement shall become effective as of the date first set forth above and confirms the prior oral understanding between the parties and services previously rendered. This Agreement may not be cancelled without the express written consent of each party to this Agreement.

    3. The Company shall issue to Consultant upon the execution 200,000 shares of the Company's common stock for services rendered to Company, and for which the Company has received an invoice, at a price equal to eighty-five percent (85%) of the bid price of the Company's common stock in the over-the counter market on the date first above written. Any obligation incurred by Consultant for compensation due any third party and/or Company which assists Consultant shall be the obligation of Consultant, and not give rise to any obligation on the part of the Company to such third party and/or Company.


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    4.  Consultant covenants that all information concerning the Company, including proprietary information, which it has obtained as a result of the services rendered pursuant to this Agreement shall be kept confidential and shall not be used by Consultant except for the direct benefit of the Company nor disclosed by Consultant to any third party without the prior written approval of the Company.

    5. In the event that the Company provides to Consultant inaccurate information, whether intentionally or otherwise, about the Company or the Company fails to perform obligations it has agreed to perform, the Company agrees to indemnify and hold harmless Consultant, and his employees, affiliates or agents, harmless against any and all manner of obligations and expense (including actual attorneys' fees) arising from or related to Consultant's performance of services under this Agreement.

    6. Consultant and the Company hereby acknowledge that Consultant is an independent contractor. Consultant shall not hold itself out as, nor shall it take any action from which others might infer that it is a partner or agent of, or a joint venturer with the Company. In addition, Consultant shall take no action which binds, or purports to bind, the Company.

    7. This Agreement contains the entire agreement between the parties, and may not be changed except by agreement in writing signed by the party against whom enforcement of any waiver, change, discharge or modification is sought. Waiver of or failure to exercise any rights provided by this Agreement in any respect shall not be deemed a waiver of any further or future rights.

    8. This Agreement shall be construed under the laws of the State of Georgia.

    9. This Agreement shall be binding upon the parties, their successors and assigns; PROVIDED, HOWEVER, that Consultant shall not permit any other person or entity to assume these obligations hereunder without the prior written approval of the Company which approval shall not be unreasonably withheld and notice of the Company's position shall be given within ten (10) days after approval has been requested.

    10. Consultant hereby warrants and represents that neither Consultant nor any of his employees or affiliates are registered or affiliated with any NASD member firm.

    11. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute but one agreement.


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    12.  In any action at law or in equity to enforce or interpret any of the provisions of this Agreement, the nonprevailing party or parties to the litigation, as determined by the court in a final judgment, shall pay to the prevailing party or parties all costs, expenses and reasonable attorneys' fees (including, without limitation, costs, expenses and attorneys' fees on any appeal of such judgment), and if the prevailing party or parties recover a judgment, the costs, expenses and attorneys' fees may be included as part of that judgment. It is the agreement of the parties hereto that the amount of such judgment shall not exceed the value of the compensation given pursuant to this Agreement, based upon the value of the stock upon the date of this Agreement.

    13. Notwithstanding anything herein to the contrary, Company acknowledges that Consultant's services were of a purely consulting nature, and Company shall make its own decisions and Consultant shall not be liable to Company unless Consultant acts willfully against Company.

    IN WITNESS WHEREOF, the parties hereto have executed or caused these present to be executed as of the day and year first above written at Atlanta, Georgia.




                             ("Consultant")

                             FRANK B. McGOWAN



                             /s/ Frank B. McGowan
                             ------------------------------
                             Frank B. McGowan




                             ("Company")

                             GLOBAL TELEMEDIA INTERNATIONAL, INC.



                             By: /s/ Roderick A. McClain
                                ----------------------------
                                 Name: Roderick A. McClain
                                 Title: President and CEO


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